EXHIBIT 99.1

SIMTEK Raises $11.0 Million in Private Placement

With New and Existing Investors

Funds Used for the Purchase of nvSRAM Product Line from ZMD

And for Working Capital to Finance Growth

Colorado Springs, CO, January 3, 2006 - Simtek Corporation, (OTCBB:SRAM) the inventor, pioneer, and world’s leading supplier of advanced nonvolatile static random access memory (nvSRAM) products, announced today the completion of a private placement of 68,750,000 shares of common stock to existing and new institutional shareholders.

Approximately $8 million of the proceeds was used to complete the previously announced purchase of the nvSRAM product line from Zentrum Mikroelektronik Dresden AG (“ZMD”) of Germany; the balance of the proceeds will provide funding to pursue existing business strategies.

“We were very pleased with the response we received from institutional investors from across the country, from Crestview Capital Partners who lead the financing and especially from existing investors,” said Harold A. Blomquist, President and Chief Executive Officer. “This financing and the ZMD transaction represent a significant change in the financial health and foundation of the company. The additional business represented by the ZMD acquisition and Simtek’s ability to finance growth as a result of the financing transaction should enable us to establish and sustain an aggressive position in the market. Earlier in my tenure I indicated that Simtek is preparing to apply for re-listing on a securities exchange. With this series of events, we are progressing nicely toward that goal,” Blomquist also said.

The financing is part of a fundamental recapitalization of the company aimed at increasing shareholder value. No special warrants, options, or rights to acquire securities were issued in the private placement. In light of the financing and the strategic ZMD transaction, Simtek’s Board of Directors has discussed a reverse stock split in order to bring the number of issued and outstanding shares into the range of 10 million to 20 million and potentially re-incorporating Simtek as a Delaware corporation. Any such reverse stock split or re-incorporation will comply with applicable law and Simtek’s charter documents.

C.E. Unterberg, Towbin advised the Company and acted as lead placement agent. SVB Alliant also advised the Company on matters pertaining to the transaction with ZMD and assisted C.E. Unterberg, Towbin in the capital raise.

“We are pleased with the caliber and support of the new institutional investors who participated in this funding round, and are especially pleased with the fact that some of our most significant shareholders support the vision of the company such that they also participated in this financing,” said Brian Alleman, CFO of Simtek.

The shares were offered to accredited investors in reliance on an exemption from the registration requirements of the Securities Act of 1933 (the “Securities Act”). The offering has not been registered under the Securities Act or any state securities laws and the shares may not be offered or sold absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. In connection with the offering, Simtek agreed, subject to certain terms and conditions, to file a registration statement under the Securities Act covering the resale of the shares purchased. This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy shares.

On Tuesday morning, January 3, 2006 at 9:00 AM Eastern Time the company will conduct a “listen only” webcast to the investment community to elaborate on the financing. The webcast may be accessed in the following ways:

Institutional investors can access the call via Thomson StreetEvents (www.streetevents.com), a password-protected event management site, www.streetevents.com.

All others can log on through the hyperlink (or copied to your web browser): http://phx.corporate-ir.net/playerlink.zhtml?c=96619&s=wm&e=1189998.

In addition a dial-in number is provided: 719-457-2679.

About Simtek

Simtek provides the fastest and most reliable non-volatile memory in the market. The Simtek nvSRAM is well suited to replace SRAM, BBSRAM (Battery Backed SRAM), and FRAM (Ferroelectric RAM) and is used for storage, hard disk, copier, printer, industrial control, military, metering, telecom, medical, datacom, and automotive applications. More information about Simtek is available at www.simtek.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Private Securities Litigation Reform Act of 1995, and are subject to various risks, uncertainties and assumptions. These statements are based on management’s current expectations about Simtek, the financing, ZMD and the ZMD transaction and include, but are not limited to, statements about the accretive nature of the ZMD transaction, the ability of Simtek to leverage the assets acquired in the ZMD transaction, any potential reverse stock split or re-incorporation in Delaware, any potential listing on a securities exchange, and Simtek’s ability to return to profitability. These statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. The risks, uncertainties and assumptions that may affect Simtek’s ability to successfully execute on the ZMD transaction include, but are not limited to, the failure to (a) successfully integrate the assets acquired from ZMD, (b) compete successfully in a highly competitive non-volatile RAM environment or (c) retain the designers and other administrators to be hired in Germany, as well as the factors disclosed in Simtek’s filings with the U.S. Securities and Exchange Commission, available via Simtek’s website at http://www.simtek.com. Simtek does not undertake any obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

IR Contact:

Sheldon Lutch

Fusion IR & Communications

212-268-1816

sheldon@fusionir.com

Company Contact:

Brian Alleman

719-590-6548

info@simtek.com